Exhibit 3.1(a)

CERTIFICATE OF AMENDMENT OF THE CERTIFICATE OF

LIMITED PARTNERSHIP OF

SMITH BARNEY BRISTOL ENERGY FUND L.P.

UNDER SECTION 121-202

OF THE REVISED LIMITED PARTNERSHIP ACT

The undersigned, desiring to amend the Certificate of Limited Partnership of Smith Barney Bristol Energy Fund L.P. pursuant to the provisions of Section 121-202 of the Revised Limited Partnership Act of the State of New York, does hereby certify as follows:

FIRST: The name of the Limited Partnership is Smith Barney Bristol Energy Fund L.P.

SECOND: The Certificate of Limited Partnership of the limited partnership was filed by the Department of State on April 20, 2005.

THIRD: The Certificate of Limited Partnership of the limited partnership is hereby amended in the following respects:

Paragraph 3 of the Certificate of Limited Partnership, which sets forth the designation of the secretary of state as agent of the limited partnership upon whom process against it may be served and the post office address to which the secretary of state shall mail a copy of any process against it served upon him, is hereby amended to read as follows:

The post office address to which the Secretary of State shall mail a copy of any process against the Partnership is:

Citigroup Managed Futures LLC

731 Lexington Avenue, 25th Floor

New York, NY 10022

Attn: David J. Vogel

Paragraph 5 of the Certificate of Limited Partnership, which sets forth the name and business address of each general partner, is hereby amended as the existing address of the sole general partner is being changed to read as follows:

The name and mailing address of the sole general partner of the Partnership is:

Citigroup Managed Futures LLC

731 Lexington Avenue, 25th Floor

New York, NY 10022

IN WITNESS WHEREOF, the undersigned executed this Amendment to the Certificate of Limited Partnership on this 21st day of September 2005.

By:	/s/ David J. Vogel
David J. Vogel, President
Citigroup Managed Futures LLC